Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
	Glenn Schaeffer	702-632-6710
	Les Martin	702-632-6820

MANDALAY STOCKHOLDERS APPROVE MERGER

LAS VEGAS, NV — DECEMBER 10, 2004 — Mandalay Resort Group (NYSE:MBG) today announced that this morning at its 2004 annual meeting of stockholders the Agreement and Plan of Merger dated as of June 15, 2004 among MGM MIRAGE, MGM MIRAGE Acquisition Co. #61 and the company was approved by the company’s stockholders.  The transactions contemplated by the agreement are still subject to the satisfaction of other customary closing conditions contained in the agreement, including the receipt of all regulatory and governmental approvals.  Accordingly, there can be no assurance as to when or if the merger will be consummated.

                At the meeting, stockholders also elected management’s nominees, William E. Bannen, Jeffrey D. Benjamin and Rose McKinney-James, to new three-year terms as members of the company’s board of directors and ratified the appointment of Deloitte & Touche LLP as the company’s independent auditors for the year ending January 31, 2005.

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company owns Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

###